Exhibit F-1
                                                                     -----------

                                          March 22, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   SEC File No. 70-9599
                  --------------------

Ladies and Gentlemen:

            We have examined the Application on Form U-1, dated December 30, 1999, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU") and GPX Acquisition Corp. ("GPX") with the Securities and Exchange Commission and docketed in SEC File No. 70-9599, as amended by Amendment No. 1 thereto, dated January 18, 2000, Amendment No. 2 thereto, dated March 6, 2000, and Amendment No. 3 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application").

            The Application contemplates, among other things, that GPU will acquire, through GPX, its direct subsidiary, all of the issued and outstanding shares of MYR Group, Inc. ("MYR"), a Delaware corporation. Pursuant to a Plan and Agreement of Merger dated as of December 21, 1999 ("Merger Agreement"), GPU has agreed to pay MYR shareholders $30.10 per share in cash for their shares of MYR common stock and, in connection therewith, has commenced a tender offer ("Tender Offer") for these shares pursuant to Rule 51 under the Act. The Merger Agreement also provides, among other things, that (i) following completion of the Tender Offer GPX will be merged with and into MYR ("Merger"), pursuant to which each shareholder of MYR other than GPX will receive $30.10 per share in cash, with the result that MYR will be a direct wholly-owned subsidiary of GPU, and (ii) GPU may issue shares of GPU common stock (the "GPU Exchange Shares") to


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Securities and Exchange Commission
March 22, 2000
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the holders of MYR stock options and MYR  restricted  stock upon the election of those holders. MYR is a publicly-held utility infrastructure services and electrical contracting company. MYR's business consists of providing utility
transmission  and  distribution,   infrastructure  and  related  commercial  and
industrial electrical (and some mechanical) contracting services.

            We have been counsel to GPU and to its subsidiaries for many years. In such capacity, we have participated in various proceedings relating to GPU and its subsidiaries, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            We have examined copies, signed, certified or otherwise proven to our satisfaction, of the charter documents and by-laws of GPU. We have also examined such other documents, instruments and agreements, including the Merger Agreement, and have made such further investigation as we have deemed necessary as a basis for this opinion.

            We are members of the Bar of the State of New York and do not purport to be experts on the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. We have, however, reviewed the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws to the extent required to express the opinions set forth herein. As to all matters herein which are governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP which is being filed as Exhibit F-2 to the Application.

            We have assumed that (i) MYR has been validly organized and is duly existing in accordance with the laws of the State of Delaware; (ii) all necessary corporate action required on the part of GPU, GPX and MYR shall have been duly taken; (iii) the Commission shall have entered an order forthwith granting the Application; and (iv) all action under the Federal securities laws and state "Blue Sky" laws to permit the proposed transaction shall have been completed.


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Securities and Exchange Commission
March 22, 2000

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            Based  upon and  subject to the  foregoing,  and  assuming  that the
transactions   therein   proposed  are  carried  out  in  accordance   with  the
Application, we are of the opinion that:

                  (a)  all  State  laws   applicable   to  the  proposed
            transactions will have been complied with;

                  (b) GPX will legally  acquire the common stock of MYR pursuant to the Tender Offer and, upon consummation of the Merger, GPU will legally acquire all outstanding shares of MYR common stock;

                  (c) (i) GPU is validly  organized and duly subsisting and (ii)
            the GPU Exchange Shares will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges pertaining thereto set forth in GPU's articles of incorporation and by-laws; and

                  (d) the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                    Very truly yours,


                                    BERLACK, ISRAELS & LIBERMAN LLP